LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
Nancy_feeney@lcc.com
+1.703.873.2077

LCC INTERNATIONAL RECEIVES STAY FROM
THE NASDAQ BOARD OF DIRECTORS

MCLEAN, VA – February 20, 2008 — LCC International, Inc. (NASDAQ: LCCI) today announced that on February 14th 2008, the Company received notice that the Board of Directors of the NASDAQ Stock Market LLC (the “Nasdaq Board”), pursuant to its discretionary authority under Marketplace Rule 4809, had called for review of the December 19, 2007 decision of the Nasdaq Listing and Hearing Review Council regarding the Company, which provided a filing deadline of February 19, 2008. The Nasdaq Board also determined to stay the decision to suspend the Company’s securities from trading, pending further consideration by the Nasdaq Board. This action extended the Feb. 19, 2008 filing deadline.

The Company is working diligently on completion of its filings of Form 10-Q for the fiscal quarters ending March 30, 2007, June 30, 2007 and September 30, 2007, as well as its Form 8K/A providing pro forma financial information for its June, 2007 acquisition of the U.S. engineering business from Wireless Facilities Inc. The Company expects to file these reports shortly.

About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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